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                                                                      EX 23-B
                      CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of U S West, Inc. for the registration of i) 20,000,000 shares of U S West Communications Group Common Stock, and ii) 10,000,000 shares of U S West Media Group Common
Stock, and to the incorporation by reference therein of our report dated February 7, 1995, with respect to the consolidated financial statements of Time Warner Entertainment Company, L.P. included in the Current Report on Form 8-K of U S West, Inc. dated May 23, 1995, as amended by Forms 8-K/A on July 12, 1995 and August 24, 1995, filed with the Securities and Exchange Commission.

                                                            ERNST & YOUNG LLP


New York, New York
September 28, 1995